Exhibit 99.1

ASX-Required Disclosure

In addition to our primary listing on the Nasdaq Capital Market, we are also listed for quotation in the form of CDIs on ASX and trade under the symbol “SHC.”

As part of our ASX listing, we are required to comply with various disclosure requirements as set out in the ASX Listing Rules.  The following information is intended to comply with the ASX Listing Rules and is not intended to fulfill information required by Part III of this Annual Report on Form 10-K.

On January 30, 2013, we announced that we intended to seek removal from the official list of ASX.  On February 5, 2013, we received conditional approval from ASX for trading in CDIs on ASX to be suspended and Sunshine Heart to be removed from the official list of ASX (ie. delisted from ASX).  Suspension of CDIs is expected to occur at the close of trading on April 29, 2013 and delisting is expected to occur on May 6, 2013.

Substantial Shareholders

The number of CDIs held by our substantial shareholders (being shareholders who, together with their associates, have a relevant interest in at least 5% of our voting shares) should their stockholdings be converted from common stock into CDIs as of February 28, 2013 are set out below:

		Percentage
	Number of CDIs	%
Australian Executor Trustees Ltd (CM Capital Vent. 4A & 4B)	300,142,400	15.8
GBS Venture Partners Pty Ltd (GBS Bioventures II & III A/C)	238,952,200	12.6

Distribution of Equity Security Holders as of February 28, 2013

As of February 28, 2013, there were 9,509,867 shares of our common stock outstanding, a portion of which were held as CDIs. The table below presents the number of shares of common stock and the number of CDIs held, as well as the number of shares underlying outstanding stock options and warrants.

					Options (unlisted)		Warrants (unlisted)
	Common Stock		CDIs*		Number	Number	Number
	Number of holders	Number of Shares	Number of holders	Number of CDIs	of holders	of options	of holders	Number of warrants
1 — 1,000	17	9,070	43	10,778	15	4,597	211	78,386
1,001 — 5,000	10	18,492	75	272,600	17	45,118	40	104,233
5,001 — 10,000	8	56,891	97	812,200	8	62,699	12	93,756
10,001 — 100,000	3	72,323	513	20,570,270	19	627,230	19	657,162
100,001 — and over	5	7,631,164	331	322,719,552	2	401,235	5	699,716
	43	7,787,940	1,059	344,385,400	61	1,140,879	287	1,633,253

* Holders of CDIs may receive one share of common stock for every 200 CDIs held by them. The common stock equivalent of the number of CDIs outstanding at February 28, 2013 was 1,721,927 shares.

Unmarketable parcels

As of February 28, 2013, the number of shareholders holding less than a marketable parcel (for purposes of the ASX Listing Rules) was 307.

Top 20 Equity Security Holders

The table below shows the top 20 holders of our CDIs as of February 28, 2013:

No	Holder	Number of CDI’s held	% of CDIs Outstanding

1	Mr. Bruce Rodney Pettit	25,000,000	7.3
2	Mr. David Frederick Oakley	14,750,000	4.3
3	PCLM Investments Pty Limited	12,872,600	3.7
4	Mr. Mladen Marusic	12,729,725	3.7
5	Citicorp Nominees Pty Limited	12,642,648	3.7
6	Mr. Donal & Mrs. Judith O’Dwyer/Dundrum Investments (6 A/Cs)	9,969,400	2.9
7	Mr. James Vincent Chester	8,900,300	2.6
8	Dr. Jason Wesley Armstrong	8,696,721	2.5
9	Maryfair Pty Ltd	8,550,800	2.5
10	Marcolongo Nominees Pty Ltd	8,443,270	2.5
11	Dr. William Peters / Apollo / Szigetvary (5 A/Cs)	8,161,200	2.4
12	Diamond Building Products Pty Ltd	6,700,000	1.9
13	Berne No 132 Nominees Pty Ltd	6,000,000	1.7
14	Beraleigh Pty Ltd (2 A/Cs)	5,929,400	1.7
15	National Nominees Limited	4,214,000	1.2
16	Asia Union Investments	4,169,200	1.2
17	Mr. James V C & Mrs. Sarah L Guest	3,957,200	1.1
18	Mr. Jaimie Ian Carnegie Harrison	3,320,00	1.0
19	Mrs. Mary Grace Honeywill	3,230,400	1.0
20	Mr. Robert William Honeywill	3,090,600	1.0
Total CDIs held by top 20 shareholders		171,327,464	49.7
Total CDIs held by all other shareholders		173,057,936	50.3

Voting Rights

Our Fourth Amended and Restated Certificate of Incorporation, as amended, provides that each share of common stock entitles the holder to one vote, subject to certain limited exceptions set out in the amended and restated certificate of incorporation.

Holders of CDIs have one vote for every 200 CDIs held by such stockholder.

If holders of CDIs wish to attend our general meetings, they will be able to do so. Under the ASX Listing Rules, Sunshine Heart, as an issuer of CDIs, must allow CDI holders to attend any meeting of the holders of the underlying securities unless relevant U.S. law at the time of the meeting prevents CDI holders from attending those meetings.

In order to vote at such meetings, CDI holders have the following options:

•                  instruct CDN, as the legal owner, to vote the Sunshine Heart shares of common stock underlying their CDIs in a particular manner. The instruction form must be completed and returned to Sunshine Heart’s share registry prior to the meeting;

•                  inform Sunshine Heart that they wish to nominate themselves or another person to be appointed as CDN’s proxy for the purposes of attending and voting at the general meeting; or

•                  convert their CDIs into a holding of Sunshine Heart’s shares of common stock and voting these at the meeting (however, if thereafter the former CDI holder wishes to sell their investment on ASX, it would be necessary to convert Sunshine Heart shares of common stock back to CDIs). This must be done prior to the record date for the meeting.

As holders of CDIs will not appear on Sunshine Heart’s share register as the legal holders of Sunshine Heart shares of common stock, they will not be entitled to vote at Sunshine Heart shareholder meetings unless one of the above steps is undertaken.

Proxy forms and details of these alternatives will be included in each notice of meeting and proxy statement sent to CDI holders by Sunshine Heart.

Holders of options and warrants are not entitled to vote.

Required Statements

Sunshine Heart makes the following disclosures:

•                  There is no current on-market buy-back of Sunshine Heart’s securities.

•                  Sunshine Heart was incorporated in the state of Delaware in the United States.

•                  Sunshine Heart is not subject to Chapters 6, 6A, 6B or 6C of the Corporations Act 2001 (Cth) dealing with the acquisitions of shares (i.e. substantial shareholdings and takeovers).

•                  Under the DGCL, shares are generally freely transferable subject to restrictions imposed by U.S. federal or state securities laws, by the certificate of incorporation or by-laws of Sunshine Heart or by an agreement signed with the holders of the shares at issue. Sunshine Heart’s certificate of incorporation and by-laws do not impose any specific restrictions on transfer.

General Information

The name of the Company Secretary is Mr. Jeffrey Mathiesen.

The address of the principal registered office in Australia is 2 Russell Street, Clontarf, NSW, Australia 2093 (+1952 3224200).

Registers of securities are held at Link Market Services Limited, Level 12, 680 George Street, Sydney, NSW, Australia 2000 (+61 2 82807111). A list of registered holders of the common stock of Sunshine Heart entitled to vote at the general meeting of stockholders is available at our corporate headquarters at 12988 Valley View Road, Eden Prairie, MN, U.S. 55344.

Quotation has been granted for Sunshine Heart’s CDIs on ASX Limited. In addition, Sunshine Heart’s common stock became listed on the Nasdaq Capital Market on February 16, 2012.

Australian Corporate Governance Statement

The Board of Directors and employees of Sunshine Heart are committed to developing, promoting and maintaining a strong culture of good corporate governance and ethical conduct.

The Board of Directors is pleased to confirm that the Company’s corporate governance framework is generally consistent with the ASX’s Corporate Governance Council’s “Corporate Governance Principles and Recommendations with 2010 amendments (2nd Edition)” (the “ASX Governance Recommendations”), other than as set out below. To this end, the Company provides below a review of its corporate governance framework using the same numbering as adopted for the Principles as set out in the ASX Governance Recommendations.

Copies of the Company’s codes and policies may be downloaded from the corporate governance section of the Sunshine Heart website (www.sunshineheart.com).

Additionally, to meet Nasdaq listing requirements, the policies and practices adopted by Sunshine Heart have been adopted to be consistent with U.S. listing standards.

Principle 1—Lay Solid Foundations for Management and Oversight

Recommendation 1.1 — Establish the functions reserved to the Board of Directors and those delegated to senior executives and disclose those functions

The board reviews, monitors and approves fundamental business and financial strategies and major corporate actions, and reviews and discusses reports by management on the performance of the Company and its prospects, as well as issues and risks facing the Company.

Our senior executives are responsible for the day-to-day management of operation of the Company.

The board’s responsibilities are documented in the Corporate Governance Guidelines. A copy of the Guidelines is available on the corporate governance section of the Company’s website under the “Investors” tab.

Recommendation 1.2 — Disclose the process for evaluating the performance of senior executives

The board undertakes an annual process of assessing the performance of senior executives. To ensure this process is objective and constructive, external advisors may assist the board and/or Governance and Nominating Committee and provide independent advice to enhance and improve the process. During the year the performance of the senior executives was assessed in accordance with the Company’s usual process. Areas for improvement were identified and strategies adopted to implement improvements.

Recommendation 1.3— Disclosure of information indicated in the guide to reporting on Principle I of the ASX Governance Recommendations

Reporting requirement

The Company fully complied with Recommendations 1.1 through 1.3 during the year ended December 31, 2012.

Further information regarding executive compensation for the year ended December 31, 2012, as required by Item 11, is incorporated by reference to the section titled “Executive Compensation” of our 2013 Proxy Statement, which will be filed no later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K.

Principle 2—Structure the Board to Add Value

Recommendation 2.1 — A majority of the Board of Directors should be independent

Recommendation 2.2 — The Chair should be an independent director

Recommendation 2.3 — The roles of Chairman and Chief Executive Officer should not be exercised by the same individual

At February 28, 2013, our Board of Directors consists of seven directors. The seven directors include five independent directors, six non-executive directors (including the Chairman of the board) and one executive director (being our Chief Executive Officer).

The current composition of the board and length of tenure of each member of the board is as follows:

Name	Position	Date Appointed	Tenure*	Independent
Mr. John Erb	Chairman, Non-executive Director	September 13, 2013	0.5 years	Yes
Mr. David Rosa	Chief Executive Officer, Executive Director	July 15, 2010	2.6 years	No
Mr. Warren Watson	Non-executive Director	January 29, 2013	0.1 years	Yes
Dr. Geoffrey Brooke	Non-executive Director	September 25, 2003	9.4 years	No
Mr. Paul Buckman	Non-executive Director	February 1, 2011	2.1 years	Yes
Mr. Donal O’Dwyer	Non-executive Director	July 20, 2004	8.6 years	Yes
Mr. Gregory Waller	Non-executive Director	August 3, 2011	1.6 years	Yes

*                                         Calculated as of February 28, 2013.

Director biographies, skills, experience and expertise

Geoff Brooke:    Director since September 2003. Dr. Brooke is managing director of GBS Venture Partners, an Australian venture capital firm that seeks out investments in life sciences companies. Dr. Brooke founded the venture capital firm in October 1996.

Dr. Brooke’s qualifications to serve on our board of directors include his experience in financial matters and fund raising as a fund manager and his experience with clinical medicine.

Paul Buckman:    Director since February 2011. Mr. Buckman has served as the President and Chief Executive Officer of Sentreheart, Inc., a medical technology company focused on closure of various anatomic structures, since February 2012. Mr. Buckman served as Chief Executive Officer and Director of Pathway Medical Technologies, Inc., a medical device company focused on treatment of peripheral arterial disease from September 2008 to February 2012. From December 2006 until September 2008, Mr. Buckman served as Chief Executive Officer of Devax, Inc., a developer and manufacturer of drug eluting stents, while also serving as Chairman of the Board of Directors for Pathway Medical Technologies, Inc. From August 2004 to December 2006, Mr. Buckman served as President of the Cardiology Division of St. Jude Medical, Inc., a diversified medical products company. Prior to joining St. Jude Medical, Mr. Buckman served as Chairman of the Board of Directors and Chief Executive Officer of ev3, LLC, a Minnesota-based medical device company focused on endovascular therapies that Mr. Buckman founded and developed into an $80 million business, from January 2001 to January 2004. Mr. Buckman has worked in the medical device industry for over 30 years, including 10 years at Scimed Life Systems, Inc. and Boston Scientific Corporation, where he held several executive positions before becoming President of the Cardiology Division of Boston Scientific in January 2000. In addition to Pathway Medical Technologies, Inc., Mr. Buckman also currently serves as a Director for SentreHeart, Inc., Conventus Orthopaedics, Inc., and also as a Business Advisory Board member for Bio Star Ventures. In the past, Mr. Buckman has served on the boards of Velocimed, Inc., where he was a co-founder, EndiCor, Inc., Microvena, Inc., and Micro Therapeutics, Inc.

Mr. Buckman’s qualifications to serve on our board of directors include his extensive experience in the management of medical device companies, including his collective eleven years of experience as a Chief Executive Officer for Pathway Medical and Devax, Inc.

John Erb:    Mr. Erb, is currently chief executive officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  During 2007, Mr. Erb served as executive chairman of the board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure.  From 2001 through 2006, Mr. Erb was chief executive officer of CHF Solutions, Inc.  Mr. Erb was president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents from 1997 through 2001.  Previously, Mr. Erb was vice president of worldwide operations for Schneider Worldwide, a division of Pfizer, Inc.  Mr. Erb served as a director of SenoRx, Inc., a publicly-traded company, from December 2001 until July 2010, and also served as a director of CryoCath Technologies Inc., a publicly-traded Canadian company, from October 2000 through December 2008.  Mr. Erb currently serves as a director of several private companies, as well as Osprey Medical, Inc., which is listed on the Australian Securities Exchange, and Vascular Solutions, Inc., a Nasdaq listed company, for which he has served on the board since 2002.  Mr. Erb serves as a director of VivoMetrics, Inc., a privately held company, which filed a petition under Chapter 11 of the bankruptcy code in 2010.

With over 30 years of experience in the medical device industry, including 14 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our board valuable business, management and leadership experience and a deep understanding of the challenges presented in growing a medical device company.  In addition, his role on the boards of Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience.  Through his position managing significant operations of a multi-national medical device company, Mr. Erb also brings to the board valuable private company operational experience.

Donal O’Dwyer:    Director since July 2004. Mr. O’Dwyer retired as worldwide President of Cordis Cardiology, the cardiology division of the Johnson & Johnson subsidiary, in 2003. Cordis is a developer and manufacturer of breakthrough stents, catheters and guidewires for interventional medicine, minimally invasive computer-based imaging, and electrophysiology. Prior to joining Cordis, Mr. O’Dwyer served as President of the Cardiovascular Group, Europe of Baxter International Inc., a global health care company that uses its expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.

Mr. O’Dwyer’s qualifications to serve on our board of directors include his extensive experience in the medical technology industry and general business experience due to his board service for other medical technology companies such as Angioblast Systems Inc. from November 2004 to January 2011, Atcor Medical Holdings Ltd since July 2004, Cochlear Limited since August 2005, and Mesoblast Ltd. since November 2004.

David Rosa: Director since July 2010.  Mr. Rosa is our Chief Executive Officer, a position he has held since November 2009.  From 2008 to November 2009, Mr. Rosa served as the Chief Executive Officer of Milksmart, Inc., a medical device company that specializes in medical devices for animals.  From 2004 to 2008, Mr. Rosa served as the Vice President of Global Marketing for cardiac surgery and cardiology for St. Jude Medical.

Mr. Rosa’s qualifications to serve on our Board of Directors include his experience in the medical device industry and his previous leadership experiences within medical device companies.

Gregory Waller:    Director since August 2011. Mr. Waller has been employed as the Chief Financial Officer of Ulthera, Inc. since October of 2011. Ulthera is a medical device company specializing in non-invasive facelifts using an ultrasound medical device. From 2006 to 2011, Mr. Waller was the Chief Financial Officer and Treasurer of Universal Building Products, Inc., which was a manufacturer of concrete forms and accessories for the residential and commercial projects in North America. Mr. Waller previously served as the Vice President of Finance, Chief Financial Officer, and Treasurer for Sybron Dental Specialties, Inc., a manufacturer of high technology dental, dental implant, and infection prevention products, from 1980 to 2005. Mr. Waller has served on the board of directors of Endologix Inc. since 2003. Mr. Waller also served on the board of directors of Clarient, Inc. and SenoRx, Inc. from 2006 until 2010. From 2006 to 2009, Mr. Waller served as a member of the board of directors of Alsius, Inc., and from 2009 to 2010, he served as a member of the board of directors of Biolase, Inc. In addition, Mr. Waller served on the board of Cardiogenesis from 2007 until 2011.

Mr. Waller’s qualifications to serve on our board of directors include his 37 years of financial and management experience, including his experiences as a Chief Financial Officer for Universal Building Products, Inc. and Sybron Dental Specialties, Inc., and his familiarity with public company board functions from his services on the boards of other public companies.

As described above, Mr. Waller was the Chief Financial Officer and Treasurer of Universal Building Products from 2006 to 2011. Universal Building Products filed a voluntary petition for bankruptcy on August 4, 2010.

Warren Watson:       Mr. Watson is a medical device executive with over 35 years of experience in the field of medical devices.  Since 1982, Mr. Watson has served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300MM in assets.  From 2010 until 2012, he served as the Executive Chairman of Cameron Health, a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices.  From 2004 until 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure.  From 2002 until 2009, Mr. Watson served as Vice President of Cardiac Rhythm Management Research and Development, an organization leading over 1,800 professionals worldwide; he also served as Chair of the Medtronic Corporate Research and Development Council during his tenure with the organization.  From 2002 until 2007, Mr. Watson served as the Vice President and General Manager of the San Jose-based CardioRhythm cardiac ablation business.

Mr. Watson’s qualifications to serve on the Board include his executive leadership in the field of medical devices, his 35 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Cardialen, Inc. since 2012 and Cardia Access, Inc. since 2011.

Director independence

As required under the Nasdaq Capital Market rules and regulations, a majority of the members of board must qualify as “independent,” as affirmatively determined by the board. The Company defines an “independent” director in the same manner as set forth in Rule 5605 of the Nasdaq Capital Market Listing Rules and the recommendations of the ASX Corporate Governance Principles and Recommendations, as they may be amended from time to time. Among other things, this rule requires the board to determine that an individual is free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, the Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable listing standards of the Nasdaq Capital Market, except for Mr. Rosa, our current Chief Executive Officer.

Under the ASX Governance Recommendations (Box 2.1), one non-executive director, Dr. Brooke would not be classified as an independent director due to his association with stockholders holding a voting interest of more than 5% in Sunshine Heart. Notwithstanding this association, the board considers that Dr. Brooke has operated at all times as an independent director and in the best interests of stockholders.

Independent advice

At the Company’s expense, the board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

Identification and evaluation of nominees for directors

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Governance and Nominating Committee takes into account many factors. The board selects and recommends to stockholders qualified individuals who, if added to the board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. The Company does not have a formal policy with respect to diversity. Our board recommends individuals for election as directors in the context of an assessment of the perceived needs of the board at the particular point in time. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

Recommendation 2.4 — The board should establish a Nomination Committee

The Company has a Governance and Nominating Committee comprising three non-executive directors being Mr. Waller (Chair), Mr. Buckman and Mr. Erb.  The board formed the Governance and Nominating Committee in preparation for the Company’s listing on the Nasdaq Capital Market. There were two meetings of the Governance and Nominating Committee during the financial year, with all committee members attending on all occasions.

A copy of the Governance and Nominating Committee Charter is available on the corporate governance section of the Company’s website under the “Investors” tab.  The Company fully complied with Recommendations 2.1 through 2.4 during the year ended December 31, 2012.

Recommendation 2.5 — Disclose the process for evaluating the performance of the board, its committees and individual directors

The Company has not undertaken a formal review of the performance of the Board, its committees and individual directors. The Company has not therefore complied with Recommendation 2.5 during the year ended December 31, 2012.

Recommendation 2.6 — Disclosure of information indicated in the guide to reporting on Principle 2 of the ASX Governance Recommendations

Reporting requirement

Further information regarding the directors, as required by Item 10, is incorporated herein by reference to the section entitled “Proposal 1 — Election of Directors” of our 2013 Proxy Statement, which will be filed no later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K.

The Company has fully complied with Recommendation 2.6 during the year ended December 31, 2012.

Principle 3—Promote Ethical and Responsible Decision-making

Recommendation 3.1 — Establish a Code of Conduct and disclose it, or a summary of it as to: the practices necessary to maintain confidence in the Company’s integrity; the practices necessary to take into account their legal obligations and the reasonable expectations of their stakeholders; and the responsibility and accountability of individuals for reporting and investigating reports of unethical practices.

The Company has adopted a Code of Business Conduct and Ethics, a copy of which is available on the corporate governance section of the Company’s website under the “Investors” tab.

The Company fully complied with Recommendation 3.1 during the year ended December 31, 2012.

Recommendation 3.2 — Establish a policy concerning diversity and disclose it, or a summary of it. The policy should include requirements for the board to establish measurable objectives for achieving gender diversity and for the board to assess annually both the objectives and progress in achieving them.

Recommendation 3.3 — Disclosure of measurable objectives for achieving gender diversity set by the board in accordance with the Diversity Policy and progress towards achieving them.

Although the Company is committed to driving diversity across all levels of the Company, it has not yet established a policy concerning diversity, and therefore has not complied with Recommendations 3.2 and 3.3 during the year ended December 31, 2012.

Recommendation 3.4 — Disclosure of the proportion of women employees in the whole organization, women in senior executive positions and women on the board

At December 31, 2012, women represented approximately 43% (13 of 30) of the total employee base, 17% (1 of 6) of executive management and 0% (0 of 7) of the Board of Directors.

Recommendation 3.5 — Disclosure of information indicated in the guide to reporting on Principle 3 of the ASX Governance Recommendations

The Company fully complied with Recommendations 3.1 and 3.4 during the year ended December 31, 2012.

The Company has not complied with Recommendations 3.2 and 3.3 during the year ended December 31, 2012.

Principle 4—Safeguard Integrity in Financial Reporting

Recommendation 4.1 — The board should establish an Audit Committee

Recommendation 4.2 — The Audit Committee should: (a) consist of non-executive directors only; (b) consist of a majority of independent directors; (c) be chaired by an independent chair who is not chair of the board; and (d) have at least three members

Recommendation 4.3 — The Audit Committee should have a formal charter

Current members of the Audit Committee are Mr. Waller (Chair), Mr. Erb and Mr. O’Dwyer all of whom are independent non-executive directors. The Audit Committee met four times during the year with each of Mr. Waller, Mr. Callinan and Mr. O’Dwyer attending on all occasions, as appropriate.  The qualifications of the directors appointed to the Audit Committee are set out in the section titled “Director biographies, skills, experience and expertise” of this corporate governance statement.

A copy of the Audit Committee Charter is available on the corporate governance section of the Company’s website.

Reporting requirement

The Company fully complied with Recommendations 4.1 through 4.3 during the year ended December 31, 2012.

Recommendation 4.4 — Disclosure of information indicated in the guide to reporting on Principle 4 of the ASX Governance Recommendations Reporting Requirement

The Company has not disclosed its policy for selection and appointment of the Company’s external auditor or for the rotation of external audit engagement partners.

In all other respects, the Company fully complied with Recommendation 4.4 during the year ended December 31, 2012.

Principle 5 — Make Timely and Balanced Disclosure

Recommendation 5.1 — Establish written policies designed to ensure compliance with ASX Listing Rule disclosure requirements and to ensure accountability at a senior executive level for that compliance and disclose those policies

Recommendation 5.2 — Disclosure of information indicated in the guide to reporting on Principle 5 of the ASX Governance Recommendations

The Company is committed to providing timely and balanced disclosure to the market and, in consequence, to meeting its continuous disclosure requirements. In accordance with its commitment to fully comply with its continuous disclosure requirements, the Company has adopted a Continuous Disclosure and Shareholder Communication Policy, together with other internal mechanisms and reporting requirements.

A copy of the Continuous Disclosure and Shareholder Communication Policy is available on the corporate governance section of the Company’s website under the “Investors” tab. In addition, a copy of all of the Company’s ASX announcements, financial reports and related public information are also available on the Company’s website.

Reporting requirement

The Company fully complied with Recommendations 5.1 and 5.2 during the year ended December 31, 2012.

Principle 6 — Respect the Rights of Shareholders

Recommendation 6.1 — Design a communications policy for promoting effective communication with shareholders and encourage their participation at general meetings and disclose those policies

Recommendation 6.2 — Disclosure of information indicated in the guide to reporting on Principle 6 of the ASX Governance Recommendations

The Company provides shareholders with quarterly updates of the Company’s progress across all areas of the business (in addition to continuous disclosure requirements), and utilizes its website to disclose useful and relevant information about the Company. All material information released to ASX is posted on the Company’s website as soon as practicable following confirmation of receipt by ASX.

All stockholders and holders of CDIs are invited to attend the Company’s annual meeting of stockholders. The board regards the annual meeting of stockholders as an excellent forum in which to discuss issues relevant to the Company and thereby encourages full participation by stockholders. Stockholders and holders of CDIs may also submit questions to the Company Secretary or his delegate at any time.

The Company’s Continuous Disclosure and Shareholder Communication Policy is available on the corporate governance section of the Company’s website.

Reporting requirement

The Company fully complied with Recommendations 6.1 and 6.2 for the year ended December 31, 2012.

Principle 7 — Recognize and Manage Risk

Recommendation 7.1 — Establish policies for the oversight and management of material business risks and disclose it

The Audit Committee is responsible to the board for oversight in this area. The Company’s Risk Management Statement which provides an overview of the Company’s risk profile and management strategies is available on the corporate governance section of the Company’s website under the “Investors” tab.

Recommendation 7.2 — Require management to design and implement the risk management and internal control system to manage the Company’s material business risks and report to it whether those risks are being managed effectively. The board should disclose that management has reported to the board as to the effectiveness of the Company’s management of its material business risks

The Company’s Risk Management Statement which provides an overview of the Company’s risk profile and management strategies is available on the corporate governance section of the Company’s website under the “Investors” tab. The board requires a statement in writing annually from the Chief Executive Officer and Chief Financial Officer (or equivalent) attesting to the risk management and internal control system. The board received and accepted Exhibits 31 and 32 of this filing as such a statement from the Chief Executive Officer and Chief Financial Officer. The Company fully complied with Recommendation 7.2 for the year ended December 31, 2012.

Reporting requirement

The Company fully complied with Recommendations 7.1 and 7.2 for the year ended December 31, 2012.

Recommendation 7.3 - Disclose whether the board has received assurance from the Chief Executive Officer and the Chief Financial Officer that the declaration under Section 295A of the Corporations Act is founded on a sound system of risk management and internal control and is operating effectively in all material respects in relation to financial reporting risks

Reporting requirement

As the Company prepares and files its financial statements under U.S. accounting practices and laws, management is required to provide representations to the board on a wide range of issues, including the effectiveness of the Company’s disclosure controls and procedures. Management will be required to provide a report as to management’s assessment of the Company’s design or operation of internal control over financial reporting after a transition period. However, as the Company is incorporated in the United States and is not bound by the financial reporting provisions under the Australian Corporations Act 2001 (Cth), no declaration is required under section 295A of the Corporations Act. To this end, stockholders’ attention is drawn to Item 9A of this Annual Report on Form 10-K and the certifications provided by the Chief Executive Officer and the Chief Financial Officer at the end of the Form 10-K. Item 9A of this Annual Report on Form 10-K discloses information regarding the Company’s controls and procedures.  This Annual Report on

Form 10-K does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

For the reasons stated above, the Company has not complied with Recommendation 7.3 for the year ended December 31, 2012.

Recommendation 7.4 — Disclosure of information indicated in the guide to reporting on Principle 7 of the ASX Governance Recommendations

Reporting requirement

Except as disclosed above, the Company has fully complied with Recommendations 7.1 through 7.4 for the year ended December 31, 2012.

A copy of the Company’s Risk Management Statement is available on the corporate governance section of the Company’s website under the “Investors” tab.

Principle 8—Remunerate Fairly and Responsibly

Recommendation 8.1 — Establish a Remuneration Committee

Recommendation 8.2 — The Remuneration Committee should be structured so that it: (a) consist of a majority of independent directors; (b) is chaired by an independent chair; and (c) has at least three members

The members of the Compensation Committee are Mr. Buckman (Chair), Dr. Brooke and Mr. Erb all of whom are independent non-executive directors. A copy of the Compensation Committee Charter is available on the corporate governance section of the Company’s website under the “Investors” tab. The board formed the Compensation Committee in preparation for the Company’s listing on the Nasdaq Capital Market.  The functions currently performed by the Compensation Committee previously were performed by the Remuneration and Nomination Committee of the board.  The Compensation Committee met five times during 2012 with all committee members attending on all occasions.

Recommendation 8.3 — Clearly distinguish the structure of non-executive directors’ remuneration from that of executive directors and senior executives

The Company’s policy is to reward executives with a combination of fixed remuneration and short- and long-term incentives, structured to drive improvements in stockholder value. Non-executive directors receive no incentive cash payments other than their fixed fee. Non-executive directors have received stockholder-approved stock options which are normally issued at or above the current share price. Accordingly, any benefit to directors will only accrue from an increase in the share price. None of the Company’s non-executive directors are entitled to any retirement benefits.

Further information regarding director and executive compensation, as required by Items 10 and 11, will be contained in our 2013 Proxy Statement. Such information is incorporated herein by reference.

Recommendation 8.4 — Disclosure of information indicated in the guide to reporting on Principle 8 of the ASX Governance Recommendations

The Company does not have a specific policy on prohibiting transactions in associated products which limit the economic risk of participating in unvested entitlements under any equity-based remuneration schemes.

Reporting requirement

With the exception noted above, the Company complied with Recommendations 8.1 through 8.4 during the year ended December 31, 2012.